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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                INVESTOR CONTACT:
Robert Schettino                              Linda Snyder
Hyperion                                      Hyperion
408 220-8179                                  408 220-8405
robert_schettino@hyperion.com                 linda_snyder@hyperion.com


                HYPERION NAMES JEFFREY RODEK EXECUTIVE CHAIRMAN,
                       GODFREY SULLIVAN PRESIDENT AND CEO

SUNNYVALE, CALIF., JULY 21, 2004 - Hyperion (NASDAQ: HYSL), the global leader in Business Performance Management software, today announced that Jeffrey R. Rodek will assume the role of executive chairman of the board of directors, and that Godfrey R. Sullivan has been promoted to president and chief executive officer. In this capacity, Sullivan will also join Hyperion's board of directors. Both moves, which are effective immediately, are the result of careful succession planning.

Rodek joined Hyperion as Chairman and CEO in 1999. In his new role as executive chairman, he will be responsible for the effective performance of the board of directors and will continue to work closely with Sullivan, acting in an advisory capacity to him and other executives. In addition to leading board activities, Rodek will collaborate with Sullivan on corporate strategy and direction, and in advancing Business Performance Management thought leadership.

Sullivan joined Hyperion in October 2001 as president and chief operating officer and has played a leading role in Hyperion's emergence as the driving force in the Business Performance Management category of enterprise software. Sullivan reinvigorated the company's development, marketing, operations and sales groups, which has led to increasing margins and revenues.

"Godfrey is an outstanding leader and a veteran executive of the software industry," said Rodek. "His broad experience in operations, business development, sales and marketing has helped take Hyperion to the forefront of Business Performance Management. Personally, he reflects values that I prize: integrity, intelligence, always searching for ways to improve performance, commitment to customer satisfaction and dogged execution."
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"Jeff has done a tremendous job as the architect of the company's turnaround and its Business Performance Management strategy," said Sullivan, "As Jeff assumes the role of executive chairman, Hyperion will continue to benefit from his insight, leadership and guidance. We are fortunate to have the luxury of a gradual and seamless transition of roles and I look forward to our ongoing partnership."

"During the years of Jeff's stewardship, Hyperion achieved outstanding growth in revenues, profits and market share," said Aldo Papone, Hyperion's longest tenured board member. "As a result of Jeff's leadership, the company is positioned for continued global leadership in the Business Performance Management space.

"Jeff built a strong management team, including attracting and developing a strong successor in Godfrey Sullivan. We are fortunate to have Jeff continue as executive chair and look forward to benefiting from his insight and direction."

"I am extremely pleased to have Godfrey succeed me," said Rodek. "We've had an outstanding partnership over the past three years and I look forward to continuing our teamwork in our new roles.

"With Godfrey at the helm, I am confident we have the right products, the right people and the right partners to dramatically expand our market and drive toward our goal of a billion dollars in revenue and beyond."

ABOUT HYPERION
Hyperion is the global leader in Business Performance Management software. More than 9,000 customers - including 91 of the FORTUNE 100 - rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading business intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company's innovative and specialized solutions and services.

Named one of the FORTUNE 100 Best Companies to Work For 2004, Hyperion employs approximately 2,500 people in 20 countries. Distributors represent Hyperion in an additional 25 countries. Headquartered in Sunnyvale, California, Hyperion - together with recently acquired Brio Software Inc. - generated combined annual revenues of $622 million for the 12 months ending June 30, 2004. Hyperion is traded under the NASDAQ symbol HYSL. For more

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information, please visit www. hyperion.com, www.hyperion.com/contactus or call
800 286 8000 (U.S. only).

                                      # # #

SAFE HARBOR STATEMENT
Statements in this press release other than statements of historical fact are forward-looking statements, including, but not limited to, statements concerning the potential success of anticipated product features, the anticipated product offerings and the potential market opportunities for business performance management software. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company's ability to retain and attract key employees, the successful and timely development of new products, the impact of competitive products and pricing, customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K filed on August 13, 2003 and the Report on Form 10-Q filed on May 10, 2004. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

"Hyperion," the Hyperion "H" logo and Hyperion's product names are trademarks of Hyperion. References to other companies and their products use trademarks owned by the respective companies and are for reference purpose only.